[Ernst & Young LLP Letterhead]

Exhibit 16.1

September 16, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 16, 2014, of PDL BioPharma, Inc. and are in agreement with the statements contained in paragraphs 1 through 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP